Exhibit 10.1

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

THIS AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT (this “Agreement”) is dated as of August 11, 2026 and is by and between CVC-PE Global Private Equity Fund, LP, a Delaware limited partnership (the “Fund”) and CVC Advisors (U.S.) Inc., a Delaware corporation (the “Investment Adviser”).

WHEREAS, the Fund desires that the Investment Adviser provide management services, including identifying, investigating and recommending potential investments, monitoring and evaluating Investments and advising the Fund with respect to disposition opportunities, and the Investment Adviser desires to render such services to the Fund in consideration of a management fee and other compensation as hereinafter specified;

WHEREAS, the engagement of the Investment Adviser by the Fund is authorized by the Third Amended and Restated Limited Partnership Agreement of the Fund (as amended and/or restated from time to time, the “Partnership Agreement”);

WHEREAS, the Fund and the Investment Adviser entered into the Investment Management Agreement dated as of April 1, 2026 (the “Original Agreement”); and

WHEREAS, the parties hereto now wish to amend and restate the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.
Defined Terms. The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section 1 or, if not so specified, shall have the meanings specified in the Partnership Agreement.

“Expense Support” shall have the meaning specified in Section 5 hereof.

“Management Fee” shall have the meaning specified in Section 3 hereof.

“NAV” shall have the meaning specified in Section 3(a) hereof.

“Organizational and Offering Expenses” shall have the meaning specified in Section 4 hereof.

“Other Fees” shall have the meaning specified in Section 3(b) hereof.

“Reduction Amount” shall have the meaning specified in Section 3(b) hereof.

2.
Provision of Services by the Investment Adviser. The Investment Adviser shall (i) design and review the Fund’s investment framework, (ii) oversee the allocation of the Fund’s available capital, (iii) endeavor to identify and recommend to the Fund investment opportunities consistent with the purposes of the Fund, (iv) monitor and evaluate Investments and (v) provide the Fund with such other services related thereto as the General Partner may reasonably request, including but not limited to, investment advisory, portfolio management and administrative services.
(a)
The Investment Adviser shall (directly or through an Affiliate) maintain a staff trained and experienced in the business of identifying and structuring transactions contemplated by the Partnership Agreement. Services to be rendered by the Investment Adviser in connection with the Fund’s investment program shall include:
(i)
analysis and investigation of potential dispositions of Investments, including identification of potential acquirers and evaluation of offers made by such potential acquirers;

(ii)
analysis and investigation of potential portfolio companies, including their products, services, markets, management, financial situation, competitive position, market ranking and prospects for future performance and analyzing other Investments, including primary and secondary investments in funds (including in other CVC Funds);
(iii)
structuring of acquisitions of Investments, including through any Intermediate Entity or Parallel Fund;
(iv)
identification of bank and institutional sources of financing, arrangement of appropriate introductions and marketing of financing proposals;
(v)
supervision of the preparation and review of all documents required in connection with the acquisition, disposition or financing of each Investment;
(vi)
monitoring the performance of portfolio companies and, where appropriate, providing advice to the management of the portfolio companies at the policy level during the life of an Investment;
(vii)
arranging and coordinating the services of other professionals and consultants, including CVC Executives; and
(viii)
providing the Fund with such other services as the General Partner may, from time to time, appoint the Investment Adviser to be responsible for and perform.
(b)
Notwithstanding the services provided by the Investment Adviser, the Investment Adviser shall not be authorized to manage the affairs of, act in the name of, or bind the Fund. The management, policies and operations of the Fund shall be the responsibility of the General Partner acting pursuant to and in accordance with the Partnership Agreement, and all decisions relating to Fund matters, including, without limitation, the acquisition, management and disposition of Investments, shall be made by the General Partner acting pursuant to and in accordance with the Partnership Agreement.
(c)
The General Partner, on behalf of the Fund, shall appoint the Investment Adviser to be responsible for and perform all functions as, in the General Partner’s reasonable discretion, constitute: (i) portfolio management and risk management functions in respect of the Fund, and (ii) such other functions or responsibilities (if any) as the General Partner determines are appropriate to be carried out by the Investment Adviser, in each case, in substitution for, and to the exclusion of, the General Partner. The General Partner will monitor the Investment Adviser’s performance of such functions. In addition to the services of its own staff, the Investment Adviser shall arrange for and coordinate the services of other professionals and consultants as needed.

For the avoidance of doubt, the Investment Adviser will be permitted to engage one or more Affiliates to serve as a sub-adviser and to utilize, for the benefit of the Fund, information it receives from Affiliates regarding potential and existing investments of the Fund.

3.
Management Fee and Other Fees. In consideration of the Investment Adviser’s services hereunder and pursuant to Section 6.2 of the Partnership Agreement, the Fund (directly or indirectly through an Intermediate Entity) shall pay to the Investment Adviser or its designated recipient a management fee with respect to each Class (the “Management Fee”), calculated in the manner set forth below:
(a)
The Management Fee shall be calculated and paid monthly by the Fund (directly or indirectly through an Intermediate Entity) in arrears on the last Business Day of each calendar month and shall be equal to, for each calendar month commencing twelve (12) calendar months after the Initial Closing Date, in the aggregate (i) with respect to Class S Units, Class D Units and Class I Units (the “Standard Units”), an annualized rate of 1.25% of the net asset value (“NAV”), based on the NAV of the Units attributable to the Standard Units, (ii) with respect to Class R-S Units, Class R-D Units and Class R-I Units

(the “Anchor Units”), an annualized rate of 1.25% of the NAV, based on the NAV of the Units attributable to the Anchor Units; provided that, with respect to the Anchor Units, the Management Fee shall be equal to 1.00% per annum of the month-end NAV attributable to the Anchor Units from the one-year anniversary of the Initial Closing Date to the three-year anniversary of the Initial Closing Date and (iii) with respect to Class G Units, an annualized rate of 1.00% of the NAV, of the Units attributable to each such Class. Further, the Investment Adviser has agreed to waive all of the Management Fee attributable to it in respect of the Anchor Units and Class G Units until the one-year anniversary of the Initial Closing Date of CVC-PEF. The Management Fee will be calculated with respect to each such Class before giving effect to any accruals for the Incentive Allocation, the Management Fee for that month, the Servicing Fee for that month, redemptions (and pending redemptions) for that month, any distributions for that month and without taking into account accrued and unpaid taxes of any Intermediate Entity (including corporations) through which the Fund indirectly invests in an Investment (or any comparable entities of any other CVC Fund in which the Fund directly or indirectly participates) or taxes paid by any such entity during the applicable month. Class C Units do not pay a Management Fee. The Investment Adviser may in its sole discretion elect to waive all or any portion of the Management Fee attributable to it with respect to one or more Class(es). The Fund, the Feeder Funds, any Parallel Fund and/or any Intermediate Entities on behalf of the Fund will each be obligated to pay (without duplication) its proportional share of the Management Fee based on its proportional interest in the Aggregator. The Investment Adviser may elect to receive the Management Fee in cash, Units of the Fund, the Aggregators or any Parallel Fund and/or shares, interests or units (as applicable) of Intermediate Entities. If the Management Fee is paid in Units, such Units may be redeemed by the Fund at NAV at the Investment Adviser’s request and will not be subject to the Early Redemption Deduction. The Investment Adviser may separately elect for the Management Fee attributable to it to be paid (in whole or in part) to one of its Affiliates, including without limitation in satisfaction of Management Fee amounts owed to such affiliate in connection with services provided by such affiliate to the Fund and/or any Intermediate Entity. For the avoidance of doubt, where a management fee is calculated and paid by a Parallel Fund on the basis of such entity’s own NAV (whether or not such management fee is calculated and paid on the same basis as the Management Fee), such fees will be charged without duplication, and the NAV of such Parallel Fund will be disregarded for the purposes of the calculation and payment of the Management Fee to be paid by other vehicles of the Fund.
(b)
Any fees (other than the Management Fee, the Servicing Fee and the Incentive Allocation) earned by the Investment Adviser and/or its Affiliates from or with respect to CVC’s investment activities and/or portfolio companies and from unconsummated transactions, including, without limitation, net break-up and topping fees, commitment fees, transaction fees, monitoring fees, directors’ fees, investment banking fees, construction, development and other property/asset management fees (including, for example, services relating to the preparation of monthly cash flow models and industry research reports and sourcing, diligence and underwriting and other similar services), mortgage servicing fees, consulting fees (including management consulting), syndication fees, capital markets syndication and advisory fees (including underwriting fees, and with respect to syndications or placements of debt and/or equity securities or instruments issued by portfolio companies or entities formed to invest therein), origination fees, servicing (including loan/mortgage/asset servicing) fees, healthcare consulting/brokerage fees, group purchasing fees and/or insurance (including title insurance), financial advisory fees, organization fees, financing fees, divestment fees and other similar fees, treasury and valuation services, energy procurement / brokerage fees, fees for environmental, social and governance services, data management and services fees or payments, leasing/administrative fees, similar fees for arranging acquisitions and other financial restructurings, other similar operational and financial matters, (whether in cash or in-kind), other fees and annual retainers (whether in cash or in-kind) and any other fees as further described in the Memorandum as updated from time to time (collectively, “Other Fees”) shall be paid directly to the Investment Adviser or its Affiliates and CVC recognizes and consents that the Investment Adviser and its Affiliates may receive such Other Fees and the Management Fee shall not be affected thereby except as expressly set forth in the last sentence of this Section 3(b); provided, that such Other Fees and any Reduction Amount (defined below) shall generally be allocated among the Fund, the Feeder Funds, Parallel Funds and/or Intermediate Entities, CVC Funds, or other Persons pro rata as determined in the good faith discretion of the Investment Adviser and its Affiliates. However, the Management Fee paid by the Fund shall be reduced (but not below zero) dollar-for-dollar by an amount (the “Reduction Amount”) equal to the amount of any management fees paid to CVC by a CVC Private Equity Fund in respect of any Primary Commitment by the Fund in such CVC Private Equity Fund.

(c)
Such Other Fees shall be net of, to the extent not reimbursed or paid as provided herein, reasonable out-of-pocket expenses incurred by the Investment Adviser or its Affiliates (and not otherwise reimbursed) in connection with the transaction out of which such fees arose. Subject to the foregoing, the Reduction Amounts in respect of fees received by the Investment Adviser and its Affiliates in any month shall be based upon the aggregate of fees received by the Investment Adviser and its Affiliates. The Reduction Amounts for each month shall be applied to reduce the Management Fee payable at the beginning of the immediately succeeding month (but in no event shall such Management Fee be less than zero). Where any such Other Fees are denominated in a currency other than the currency of the Management Fee, the relevant amounts shall be converted into such currency in accordance with the terms of the Fund LPA (or, in the absence thereof, using prevailing market rates) for the purpose of calculating the Reduction Amount.
(d)
The Investment Adviser and its Affiliates may receive fees of the type described in this Section 3 from companies other than the Fund’s portfolio companies and their Affiliates and those involved in the Fund’s unconsummated transactions, including in connection with a joint venture in which the Fund participates or otherwise with respect to assets or other interests retained by a seller or other commercial counterparty of the Fund and/or as otherwise described in the Memorandum. The Investment Adviser and its Affiliates shall have no obligation to reduce the Management Fee in respect of such fees or share such fees in any way with the Fund or the Unitholders.
(e)
The Management Fee for each of (i) the first calendar month during which Management Fees are paid by a Class and (ii) the last calendar month of the Fund shall each be prorated for the number of days in such period.
4.
Organizational and Offering Expenses. The Investment Adviser hereby agrees to advance all of the Fund’s organizational and offering expenses incurred in connection with the establishment and offering of the Fund on the Fund’s behalf (including but not limited to the organizational and offering expenses associated with the set-up of the General Partner, the Fund, the Feeder Funds, any Intermediate Entity, any Aggregator or any Parallel Fund), including any value added tax thereon and without limitation, any legal, accounting, regulatory, printing, mailing, subscription processing and filing fees and expenses, due diligence expenses of participating placement agents or financial intermediaries (including third-party marketing material compliance reviews), capital raising expenses, initial and ongoing fees and expenses of any distribution platform or network (including, without limitation, onboarding fees and expenses), fees and expenses of negotiating distribution agreements, fees and expenses in connection with the listing or de-listing of any Units on any recognized stock exchange (including but not limited to fees and expenses incurred for the purpose of maintaining such listing or complying with any listing or de-listing requirements), costs and expenses in connection with preparing sales materials, design, costs and expenses in setting up and maintaining a website and/or data room, fees and expenses of any transfer agent, administrator, depository, paying agent, listing agent and any provider of outsourced technology solutions provided in relation to the offering of the Units (including but not limited to a digital subscription process, digital repurchase process, performance reporting dashboard, benchmark, portfolio reporting, cash flow projection), fees to organize, sponsor and/or attend seminars and/or marketing events with participating intermediaries in relation to the Fund (or similar events in relation to the promotion of the Fund) and reimbursements for travel-related expenses, lodging, entertainment and meals in connection with the aforementioned activities but excluding Subscription Fees and Servicing Fees (collectively, “Organizational and Offering Expenses”) through the first anniversary of the Initial Closing Date. For the avoidance of doubt, any Organizational and Offering Expenses incurred before the Initial Closing Date are the responsibility of the Investment Adviser and will not become an obligation of the Fund until the Initial Closing Date. On the Initial Closing Date, the Fund will be obligated to reimburse the Investment Adviser for all such advanced Organizational and Offering Expenses ratably over the twelve (12) months following the first anniversary of the Initial Closing Date. The Investment Adviser will determine what Organizational and Offering Expenses are attributable to the Fund, the Feeder Funds, any Intermediate Entity, any Aggregator or any Parallel Fund, in its sole discretion.
5.
Expense Support. The Investment Adviser hereby agrees to limit the amount of Specified Expenses (as defined below) borne by the Fund during the one-year period beginning on the Initial Closing Date and ending on the one-year anniversary thereof (the “Expense Support Period”) to an amount not to exceed 0.70%, on an annualized basis, of the Fund’s Transactional NAV (as such term is defined in the Memorandum) as of the end of each calendar month (such limit, the “Expense Limitation” and such payment by the Investment Adviser, the “Expense Support”). The Expense Support Period may be renewed by the Investment Adviser in its sole discretion. To the extent that, as of the end of a given calendar month during the Expense Support Period, the Specified Expenses (annualized) exceed the Expense Limitation calculated as of the end of such calendar month, the Investment Adviser will pay, absorb or reimburse the Fund the amount of such excess or forgo its Management Fee in the amount of such excess (the “Expense Limitation Payment”). After the Expense Support Period ends (including, for the avoidance of doubt, any renewal thereof) and upon the request of the Investment Adviser, the Fund shall be obligated to reimburse the Investment Adviser the amount of any Expense Limitation Payments (the “Expense Limitation Reimbursement”) at any time during a period of five (5) years from when the final Expense Support Period ends, but only to the extent that such Expense Limitation Reimbursement, together with any Specified Expenses borne by the Fund, does not exceed the Expense Limitation, calculated as of the end of each calendar month on an annualized basis, or such lower expense limitation as may be in effect for the relevant portions of the Expense Support Period. The Investment Adviser, in its sole discretion, may waive its right to reimbursement for any Expense Support. The Investment Adviser may elect to receive the Expense Limitation Reimbursement in cash, Class C Units and/or shares, units or interests of any Aggregator.

“Specified Expenses” means all expenses incurred in the business of the Fund, including, among other things, Organizational and Offering Expenses (to the extent such Organizational and Offering Expenses have been reimbursed by the Fund pursuant to Section 4), professional fees, and fees and expenses of the Fund’s administrator, custodian and transfer agent, with the exception of (i) the Management Fee; (ii) the Incentive Allocation; (iii) the Servicing Fee; (iv) transaction-related costs, including, without limitation, costs related to unconsummated transactions and hedging and other derivatives transactions; (v) dividend/interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Fund); (vi) taxes; (vii) portfolio company expenses, joint-venture level expenses or Intermediate Entity expenses; (viii) ordinary corporate operating expenses (including costs and expenses related to hiring, retaining, and compensating officers of the Fund); (ix) certain insurance costs; and (x) extraordinary expenses (as determined in the sole discretion of the Investment Adviser).

6.
Exculpation and Indemnification. The parties hereto acknowledge that the Investment Adviser and its officers, directors, members, partners, employees, agents, stockholders and Affiliates are beneficiaries of and are, to the fullest extent permitted by applicable law, subject to the terms and conditions of the exculpation and indemnification provisions of Sections 4.2 and 4.3 of the Partnership Agreement, which provisions are incorporated herein by reference and which shall apply to this Agreement mutatis mutandis.
7.
Term. The term of this Agreement shall be the same as the term of the Partnership Agreement as set forth in Section 9.1 thereof. This Agreement shall be terminated upon the earliest to occur of (a) the decision of the General Partner, acting on behalf of the Fund, to so terminate this Agreement upon sixty (60) days’ prior notice, (b) the bankruptcy of the Investment Adviser or (c) the termination of the Fund.
8.
Miscellaneous.
(a)
This Agreement may be amended, modified or supplemented at any time and from time to time by an instrument in writing signed by each party hereto, or their respective successors or assigns (including, without limitation, amendments to conform to successor entities and applicable regulatory requirements), or otherwise as provided herein, and any provision herein may be waived, by the written consent of the General Partner; provided, that any amendment, modification or supplement that, in the General Partner’s discretion, viewed as a whole together with all such amendments, modifications or supplements, would have a material adverse effect on the Unitholders in the aggregate will require the prior approval of the Independent Directors.
(b)
Any notice shall be deemed to have been duly given if (i) personally delivered, when received, (ii) sent by United States Post Office’s Express Mail or by another recognized overnight courier service on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by electronic mail, when received, or (iv) posted on a password protected website maintained by the Fund or its Affiliates and for which any Unitholder has received confirmation of such posting and access instructions by electronic mail, when such confirmation is sent.
(c)
This Agreement shall bind any successors or assigns of the parties hereto as herein provided.

(d)
This Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) and any additional information incidental thereto may be presented, delivered, executed and/or maintained in as many counterparts as necessary or convenient, including both counterparts that are executed on paper and counterparts that are electronic records and executed electronically, and each executed counterpart shall be deemed an original. All such counterparts shall constitute one and the same document. For the avoidance of doubt, any party’s execution and delivery of this Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) by electronic signature and/or electronic transmission shall constitute the execution and delivery of a counterpart of the executed document by or on behalf of such party and shall bind such party to its terms. The authorization under this paragraph may include, without limitation, a manually signed paper document which has been converted into electronic form (such as scanned into PDF format or transmitted via facsimile), or an electronically signed document converted into another format, for transmission, delivery and/or retention.
(e)
This Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Investment Adviser acting in the ordinary course of its business as an independent contractor and is not intended to create, and does not create, a partnership, joint venture or any like relationship among the parties hereto (or any other parties). The provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of New York.
(f)
Without the consent of a majority of the Independent Directors (which, for the avoidance of doubt, would include all of the Independent Directors in the event there were two or fewer Independent Directors on the Board), the Investment Adviser shall not assign, sell or otherwise dispose of all or any part of its right, title and interest in and to this Agreement, except to an Affiliate thereof; provided, that nothing in this Agreement shall preclude changes to the composition of the members constituting the Investment Adviser; provided, further, that without the consent of the Board, the Investment Adviser may (i) be reconstituted or reorganized from a limited liability company form to a partnership form, corporate form or any other form of business entity or vice versa so long as CVC or its Affiliates, directly or indirectly, continue to control such reorganized entity (and any such reconstitution or reorganization shall not be deemed an assignment hereunder), (ii) assign all or any portion of its rights and obligations hereunder to any of its Affiliates and (iii) make a collateral assignment of all or any portion of its rights to receive Management Fees and other amounts payable hereunder to secure indebtedness so long as the secured party shall not have any right to become the Investment Adviser hereunder or exercise or perform any of the Investment Adviser’s responsibilities hereunder (other than to enforce the rights of the Investment Adviser with respect to the payment of the Management Fee).
(g)
No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized effective as of the day and year first above written.

CVC-PE Global Private Equity Fund, LP

By: CVC-PEF General Partner Inc., its general partner

By: /s/ Steve Blumenfeld
Name: Steve Blumenfeld
Title: Director

CVC Advisors (U.S.) Inc.

By: /s/ Chris Baldwin
Name: Chris Baldwin
Title: Director

[Signature Page to CVC-PE Global Private Equity Fund, LP – A&R Investment Advisory Agreement]